Exhibit 99.2

TWMC - Q4 2008 Trans World Entertainment Corp. Earnings Conference Call

M A R .   0 5 .   2 0 0 9 / 9 : 0 0 A M   E T
C O R P O R A T E   P A R T I C I P A N T S

Robert Higgins
Trans World Entertainment Corp. - Chairman, CEO

John Sullivan
Trans World Entertainment Corp. - CFO

Jim Litwak
Trans World Entertainment Corp. - President, COO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Ian Corydon
B. Riley & Co. - Analyst

Edward Woo
Wedbush Morgan Securities, Inc. - Analyst

Operator

Good day, ladies and gentlemen, and welcome to the Trans World Entertainment fourth quarter conference call. At this time, all participants are in a listen-only mode.

Later we will conduct a question-and-answer session and instructions will follow at that time. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Bob Higgins, Chairman and Chief Executive Officer. You may begin.

Robert Higgins - Trans World Entertainment Corp. - Chairman, CEO

Thank you. Good morning, everyone. On the call with me today are Jim Litwak, our President and Chief Operating Officer; and John Sullivan, our Chief Financial Officer. Thank you for joining us today as we discuss our 2008 results. Our January business had little impact on comp sales results that we reported on our holiday sales call. The fourth quarter comp store sales finished down 14%.

By category our fourth quarter comp sales were down 9% in video and 21% in music. The video game category decreased 16%. This reflected a decrease of 6% in game hardware, and 27% in game software. As of the end of the year, we operated 347 stores that carried games. Our other categories, electronics, accessory and trend decreased 9%.

For the fiscal year of 2008, comp store sales decreased 11% and total sales decreased 22% to $988 million. For the year, our comp sales in the video category were down 3% and represented 42% of our business, up from 39% in 2007. Comp sales in music were down 20% and represented 35% of our business, down from 39%, in 2007. Comp sales in video games down 14%, this reflected a decrease of 11% in game hardware and 23% in game software.

Games represented 9% of our business the same as 2007. The other categories of electronics, accessory, and trend, comp down 1% for the year and represented 14% of our business versus 13% last year. Now John will review our fourth quarter and annual results in detail followed by update on our business plan by Jim.

John Sullivan - Trans World Entertainment Corp. - CFO

Thank you, Bob. Good morning. I will first address our quarterly results and then turn to our annual results. For the fourth quarter of 2008, the Company recorded a net loss of $9.4 million, or $0.30 per share. This compares to a net loss of $66 million, or $2.12 per share in the fourth quarter of 2007. Included in the net loss this year is a non-cash charge of $15.2 million which is the result of recording an impairment charge against certain long-lived assets pursuant to Financial Accounting Standards 144, impairment of long-lived assets.

With the loss incurred for the full year, we have a triggering event requiring us to measure for impairment and further write down our assets. Included in last year's results is an impairment charge of $30.7 million, and a write-off of deferred tax assets of $43.4 million. Our earnings in the quarter before the impairment charge, depreciation, amortization, interest and taxes was $12.4 million.

Turning our attention to operational matters, our gross margin rate for the quarter was 30.9%, compared to 33.7% last year, a decline of 280 basis points. The primary drivers of the decline in gross margin were more aggressive promotional mark downs and lower vendor allowances. The SG&A rate for the quarter was 27.3% of sales, compared to 24.7% last year, an increase of 260 basis points, due primarily to fixed cost against the decline in sales.

Our interest expense was $900,000 in the quarter, versus $1 million last year. The decrease was due to lower interest rates on our revolving line of credit. Moving on to the full fiscal year 2008, our net loss was $69 million, or $2.21 per share, compared to a net loss of $99.4 million or $3.20 per share in 2007. EBITDA came in at a $27.8 million loss for the year compared to EBITDA last year of $12.6 million.

Annual gross margin was 33.5% compared to last year's 35.2% . SG&A dollars were $358 million, 36.3% of sales compared to $433 million, or 34.2% of sales last year. Our interest expense was $3.9 million, compared to $6.1 million last year due to both lower average borrowings and lower interest rates during the year.

Looking at our year end 2008 balance sheet, we finished with a cash balance of $30 million as expected compared to $75 million last year. After the seasonal pay down of holiday receipts, our borrowings are $34 million at the end of February and that compares to $20 million last year. Our year end inventory position was $378 million, down from last year's $440 million.

On a square foot basis, inventory was $83 a foot compared to last year's $86. During the fourth quarter, we closed 74 stores, ending the year with 712 stores, occupying 4.6 million square feet. This compares to 813 stores, and 5.1 million square feet at the end of 2007. As sales and earnings in comp stores have declined steadily over the past few years we have been able to generate cash from inventory through closing stores.

Our current ratio has improved to 2.0, up from 1.9 in 2007. Our inventory per foot has decreased by $3. Now let me turn it over to Jim to discuss our business plan.

Jim Litwak - Trans World Entertainment Corp. - President, COO

Thank you, John. As we take a critical view of our business, we need to build a sustainable model that is less impacted by the technological advances upon new physical product. We, therefore, have broken out our merchandising strategy into four parts.

One, solidify declining businesses by continuing to take market share and push the market for greater promotional opportunities. The two businesses that make up this category are CD and DVD, and we are seeing success on both fronts. In addition, as witnessed by the Circuit City closure additional opportunities may be available.

Two, turn around under performing businesses. In games, we successfully tested our new visual presentation and the rollout, coupled with stronger store placement, will be completed by the end of Q1. We have also improved our buying team which will enable us to have a stronger relationship with the industry.

In electronics and accessories, we are in the process of rebuilding our foundational business, improving our presentation standards, developing branded statements and finding new item opportunities. Three, we will expand our growth businesses. We have had consistent double-digit growth in Blu-ray, trend and used business and have expanded space allocations for all these categories. With stronger promotions and timely lifestyle merchandising we will continue to drive these businesses.

Four, add new business. We realize the need to add additional business opportunities to the box as we must grow our sales and gross profit. 2009 will be a year of implementing new initiatives as we develop a model that has long-term sustainability. Clearly, this stronger merchandising strategy is critical to our success. I will now turn it back to Bob.

Robert Higgins - Trans World Entertainment Corp. - Chairman, CEO

Thanks, Jim. In discussing our plan for the future, I thought it would be helpful to give you some recent data on industry sales for our core categories and the outlook for this year. All the figures I will give you will be based on U.S. sales.

The video industry -- and this is the sell through part of the industry so it doesn't include any rental whatsoever -- the video industry inclusive of Blu-ray expected to be down 1% in 2009, after falling 15% in the fourth quarter and 9% during calendar 2008. The music industry, based on physical album sales, is expected to be down another 20% after falling 24% in the fourth quarter, and 20% during calendar 2008.

Including digital albums, the total music industry is down 20% for the quarter, and 14% during the calendar year. The games industry, inclusive of hardware and accessories, should have another solid year and is forecasted to grow 11%, following 10% growth in the November/December period and 19% growth for the calendar year. Sales for last year were driven by a 26% increase in software, and 11% increase in hardware.

When you combine our three core categories the total spent for calendar 2008 totaled $38.8 billion, and is forecasted to grow to $40.4 billion in 2009 representing growth of about 4%. Looking at the overall volume of the industry we can see that there is clearly an opportunity to grow the business in our existing categories. However, in order to accomplish this we must improve our game operations.

Today games is a $21 billion industry, $13.5 billion when not including hardware, in which we are generating $75 million, and it's only in 347 stores today accounting for just 8% of our total sales. This represents a tremendous opportunity to increase our sales and profit in this $21 billion industry. While Trans World Entertainment has gone through difficult times we remain committed to our strategy of delivering all things entertainment.

We are no longer a music Company, we are a entertainment retailer and the challenges we face today are within our control to overcome. 2009 is a key year for us to improve our sales on a per store basis, through capitalizing on the foundation we have built for our growth businesses, and driving additional bottom line contribution through controlling expenses.

While we work to improve our results, we continue to focus on the management of inventory and cash to provide the needed capital as we work through our transition. I will close by saying we are confident that along with our efforts to shed unprofitable stores and lower our expenses we will improve our results. Now I would like to, operator, I would like to open up the call to any questions.

Q U E S T I O N A N D A N S W E R

Operator

Thank you. (Operator Instructions) And our first question comes from Ian Corydon from B. Riley and Company.

Ian Corydon - B. Riley & Co. - Analyst

Thanks. Just a couple of questions. Jim, in your commentary you mentioned efforts to take share in CD and DVD, and I think to get more vendor support -- might have caught that wrong. You said you are having some success there, could you just give a little bit more detail on that?

Jim Litwak - Trans World Entertainment Corp. - President, COO

Sure. Particularly in regards to our strength in catalog, we saw in both CD and DVD in Q4 that we were able to take market share and we outperformed the industry, although that performance in total, for both us and the industry, was certainly lackluster.

We see even greater success this year, as you see competition dwindle, as you see people reevaluate the amount of product they are carrying in the stores. We think there is some upside there as well. Secondly, we continue to work very aggressively with both the CD, both the music and the movie vendors in regards to developing strong promotional opportunities, many of which were successful in Q4.

Ian Corydon - B. Riley & Co. - Analyst

Okay. On the video game side, it sounds like you are trying to go after that, maybe in a bigger way. I believe you pulled back last year, you've already got a strong competitor in the mall.

Could you talk about what you are going to be doing in video games? And then last question is on other new product categories that you might add, what stage are you at in terms of testing and implementing new products?

Jim Litwak - Trans World Entertainment Corp. - President, COO

Okay. In regards to the game opportunity, frankly, we reduced the store count because we saw that the stores we took it out of were not performing to the level that we would have liked. We wanted to just get this business cleaned up and focus on our good performing stores, lay a foundation, and then be able to consider whether we want to expand back.

We tested a visual presentation. We tested it in Q4, in the early stages of this year. We've seen great results on that, certainly outperforming where we were before considerably. And now we are rolling that out to 347 stores that we have games in and we're also moving locations in games where before they may have been in a secondary location they are going to move to a primary location.

Robert Higgins - Trans World Entertainment Corp. - Chairman, CEO

Jim, on that one I think it's very important to say that we did not have any impact from that in the fourth quarter because we only had one or two stores up. But the rollout of the first district that we've done it in, we've seen extremely positive results for the month of February. And that will be rolled out now in this quarter to all the other stores. Okay, Jim.

Jim Litwak - Trans World Entertainment Corp. - President, COO

On the new business side and this is a combination of expanding some existing businesses and going after new businesses, we think there is an opportunity in terms of the electronics side, on expanding the whole prepaid phone category, going after a gadget business, that we think there is upside there, expanding an instrument business where we pick and choose our spots in regards to that. And we also think that there is a greater opportunity on the whole headphone side of the business where that's probably one of our foundational businesses that we see that there is more upside.

In terms of other categories, new trend categories, we think there is opportunities on the home decor side where we've had good success right now, consumables where we want to expand that, apparel where we continue to test things that have been working for us. And then there's seasonal opportunities where you take advantage of whether it's a Valentine's Day, back-to-school, a Halloween, even things like tailgating, where we've seen products that we put into the store perform well and we think we could add to that.

And the last piece of it is really genre opportunities both on the music and movie side. While that's a more difficult business, certainly there is genres that we could be going after and take advantage of that either from a competitive nature they've opened up, or that we see opportunities to expand based upon success we've had before.

Robert Higgins - Trans World Entertainment Corp. - Chairman, CEO

Yes, one thing to add to that, too, Ian, in the game category, I think we went 10 months without a buyer in that category last year. I know Jim touched on that we've improved that, but we went 10 months without a buyer in the category, and that really hurt us last year.

And our visual was not strong in that category, it's going to be very strong now, and it's a real priority for us because we know we have to make that a real business. And even though there is a competitor in the mall, that competitor in most cases if they had two stores in the mall they closed one, and I think there is room for us in the mall. They've also moved a lot out in to street locations, and not that they abandoned malls, they haven't. I don't want to mislead anybody, but there is definitely an opportunity for us to compete with them.

Ian Corydon - B. Riley & Co. - Analyst

Just a follow-up and then I'm done. What do you feel like your value proposition is versus GameStop?

Jim Litwak - Trans World Entertainment Corp. - President, COO

We think that our value, first of all we have a Backstage Pass card that gives us a tremendous value prop versus GameStop, number one. We think that there is certainly room for more than just one player in a mall-based operation.

Operator

Our next question comes from Ed Woo from Wedbush.

Edward Woo - Wedbush Morgan Securities, Inc. - Analyst

Do you have the sales break down percentage of revenue in the fourth quarter?

John Sullivan - Trans World Entertainment Corp. - CFO

Yes, in the fourth quarter music was 31% of the business. The video category was 43% of the business. Game category was 11% of the business. And the other categories was 15% of the business.

Edward Woo - Wedbush Morgan Securities, Inc. - Analyst

Touching on the earlier comments about the game business, when do you anniversary the shift to the 400 video game stores?

Jim Litwak - Trans World Entertainment Corp. - President, COO

We just have, we really anniversaried that going in to what the tail end of the fourth quarter.

Edward Woo - Wedbush Morgan Securities, Inc. - Analyst

And have you seen any immediate impact from, I guess, the liquidation of Circuit City?

Robert Higgins - Trans World Entertainment Corp. - Chairman, CEO

Liquidation of Circuit City.

Jim Litwak - Trans World Entertainment Corp. - President, COO

Oh, it's too early. It's too early, but the only thing I can say is that both our music and movie performance has gotten better right now. Okay. Whether that's an element of Circuit City, whether that's an element of strong promotion, I can't say it's an element of new releases because the new releases have not been particularly good so far. But I can't really relate it directly to Circuit City.

Robert Higgins - Trans World Entertainment Corp. - Chairman, CEO

Just add to that, Jim. I don't think our -- we had improvement in February, and as Jim said, the releases have not been strong. I do not think it's because of Circuit City because they've been pretty aggressive. Right now they are just about totally wound down, I think, and I think everything is probably going to close within the next couple of weeks.

But where we track the stores that compete with Circuit City, we did not see a major change, yet. And, but I think that we will get benefit from that in certain areas as we go forward. But we really haven't seen anything at this time.

Edward Woo - Wedbush Morgan Securities, Inc. - Analyst

Okay, thank you.

Robert Higgins - Trans World Entertainment Corp. - Chairman, CEO

Yes.

Operator

(Operator Instructions) And I'm showing no further questions.

Robert Higgins - Trans World Entertainment Corp. - Chairman, CEO

Okay. I would like to thank everybody for their time this morning, and we look forward to touching base with everybody on our first quarter release which will be in May. Thank you very much. And thank you operator.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program, you may all disconnect. Everyone, have a great day.